Exhibit 99.1

For Immediate Release	Contact: Mark Bierley
August 9, 2011	(919) 774-6700

THE PANTRY ANNOUNCES THIRD QUARTER FISCAL 2011
FINANCIAL RESULTS

Cary, North Carolina, August 9, 2011 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal third quarter and nine months ended June 30, 2011.

Third Quarter Summary:

•
Net income was $19.0 million or $0.84 per share.  This compares to net income of $18.0 million or $0.80 per share in last year’s third quarter.  Excluding the impact of impairment charges, net income for the third quarter of fiscal 2011 was $21.0 million or $0.93 per share, compared to earnings per share of $0.89 in the prior year period (see reconciliation below).

•	Adjusted EBITDA was in line with prior year at $84.7 million

•	Comparable store merchandise revenue decreased 1.5% versus a comparable store revenue increase of 7.7% in the prior year

•	Merchandise gross margin was 34.0%, compared to 34.2% a year ago

•	Fuel gross profit was $80.1 million, compared to $80.4 million a year ago

•	Cash flow from operations was $96.6 million in the third quarter of fiscal 2011, which was an increase of $13.2 million from a year ago

•	Debt, net of cash, was $1.03 billion at the end of the third quarter, a decrease of $75 million from the end of the second fiscal quarter

President and Chief Executive Officer Terrance M. Marks said, “We were able to deliver $84.7 million of Adjusted EBITDA in the third quarter, despite higher retail gas prices and a challenging employment picture across many of our key markets.  While top-line results were soft, we did see improving traffic trends in June as a result of our Salute Our Troops campaign.  Importantly, we continued rolling out our Fresh concept and are encouraged by the foodservice growth we experienced in completed stores. ”

Comparable store merchandise sales in the third quarter decreased 1.5% and 0.3% excluding cigarettes.  Total merchandise gross profit for the quarter was $160.0 million, a decrease of $0.5 million from the third quarter a year ago.

Retail fuel gallons declined 6.9% overall in the third quarter and 9.3% on a comparable store basis.  The fuel gallon decline was nearly offset by an increase in margin to $0.166 per gallon in the third quarter from $0.155 in the same period of the prior year.  Fuel revenues in the third quarter increased 25.3% to $1.8 billion primarily due to the 34% increase in the average retail price per gallon to $3.69 from $2.75 in the third quarter of the prior year.  Fuel gross profit of $80.1 million was negatively impacted by a $5.4 million year over year increase in credit card fees, primarily as a result of higher retail prices.

Total store operating and general and administrative expenses in the third quarter were $155.3 million, which was $0.9 million lower than the same period a year ago.  This decrease was a result of our continued focus on improving our cost structure, partially offset by a $1.9 million unfavorable variance in the current year from net gains and losses on real estate transactions.

The Company believes its liquidity position will allow it to continue to execute its core strategic initiatives given the $182 million in cash on hand and approximately $116 million in available capacity under its revolving credit facilities as of June 30, 2011.

Fiscal 2011 Outlook

The Company updated the following guidance ranges for its expected performance in fiscal 2011, which is a 52-week fiscal year:

	Year Ending September 29, 2011
	Low	High

Merchandise sales (billions)	$1.78	$1.80

Merchandise gross margin	34.0%	34.2%

Retail fuel gross profit (millions)	$248	$261

Retail fuel gallons (billions)	1.89	1.91

Retail fuel margin per gallon	$0.130	$0.138

Total OSG&A (millions)	$629	$633

Depreciation & amortization (millions)	$116	$118

Interest expense (millions)	$86	$88

Capital expenditures, net (millions)	$90	$100

Conference Call

Interested parties are invited to listen to the second quarter earnings conference call scheduled for Tuesday, August 9, 2011 at 8:30 a.m. Eastern Time.  The call will be broadcast live over the Internet and will be accessible through either the Investors section of the Company's website at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income (loss) before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization.  Adjusted EBITDA is not a measure of operating performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data.  The Company is no longer adjusting EBITDA for payments made for lease finance obligations in order to provide a measure that management believes is more comparable to similarly titled measures used by other companies.  The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and field operations compensation targets.  Adjusted EBITDA does not include impairment of long-lived assets and other charges.  The Company excluded the effect of impairment losses because it believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.

Net Income/(Loss) and Net Income/(Loss) Per Share Excluding Certain Items

In addition to net income/(loss) and net income/(loss) per share presented in accordance with GAAP, the Company has also presented net income/(loss) and net income/(loss) per share for the three and nine months ended June 30, 2011 and June 24, 2010 excluding the after-tax impact of non-cash charges related to impairment.  Management believes that investors find this information useful as a reflection of the Company’s underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry.  Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company’s historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, or impairment charges has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business and must pay income taxes as a necessary element of its operations.  Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of August 8, 2011, the Company operated 1,655 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can generally be identified by the use of words such as “expect,” “plan,” “anticipate,” “outlook,” ”guidance,” “believe,” “target,” “forecast”, “will,” “may” or words of similar meaning.  Forward-looking statements are likely to address matters such as the Company’s anticipated sales, expenses, margins, capital expenditures, profits, cash flows and liquidity, as well as our expectations relating to the costs and benefits of our merchandising initiatives. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements.  Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the Company's ability to enhance its operating performance through its in-store initiatives; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of August 9, 2011.  While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Condensed Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Nine Months Ended
	June 30, 2011	June 24, 2010	June 30, 2011	June 24, 2010
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
Revenues:
Merchandise	$470,152	$469,097	$1,312,511	$1,295,936
Fuel	1,789,617	1,427,927	4,646,774	4,014,928
Total revenues	2,259,769	1,897,024	5,959,285	5,310,864
Costs and operating expenses:
Merchandise cost of goods sold	310,164	308,634	867,011	860,962
Fuel cost of goods sold	1,709,523	1,347,551	4,454,100	3,812,179
Store operating	130,286	133,290	389,370	393,913
General and administrative	25,052	22,901	81,449	70,803
Goodwill impairment	---	3,406	---	230,820
Other impairments	3,420	---	4,217	34,318
Depreciation and amortization	29,573	29,889	87,760	89,472
Total costs and operating expenses	2,208,018	1,845,671	5,883,907	5,492,467
Income (loss) from operations	51,751	51,353	75,378	(181,603)

Other expense:
Loss on extinguishment of debt	---	786	---	786
Interest on lease finance obligations	11,045	10,894	32,677	32,642
Interest expense – all other, net	10,731	11,444	32,637	34,282
Total other expense	21,776	23,124	65,314	67,710
Income (loss) before income taxes	29,975	28,229	10,064	(249,313)
Income tax (expense) benefit	(11,023)	(10,211)	(3,578)	75,180
Net income (loss)	$18,952	$18,018	$6,486	$(174,133)

Earnings (loss) per share:
Net income (loss) per diluted share	$0.84	$0.80	$0.29	$(7.80)
Diluted shares outstanding	22,605	22,521	22,598	22,321

Selected financial data:
Adjusted EBITDA	$84,744	$84,648	$167,355	$173,007
Payments made for lease finance obligations	$12,273	$12,130	$36,538	$36,188
Merchandise gross profit	$159,988	$160,463	$445,500	$434,974
Merchandise margin	34.0%	34.2%	33.9%	33.6%
Retail fuel data:
Gallons	478,641	514,265	1,414,361	1,499,851
Margin per gallon (1)	$0.166	$0.155	$0.135	$0.134
Retail price per gallon	$3.69	$2.75	$3.25	$2.65
Total fuel gross profit	$80,094	$80,376	$192,674	$202,749

Comparable store data:
Merchandise sales %	-1.5%	7.7%	0.5%	5.6%
Fuel gallons %	-9.3%	-5.6%	-7.1%	-4.1%

Number of stores:
End of period	1,656	1,642	1,656	1,642
Weighted-average store count	1,659	1,646	1,655	1,656

(1)	Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment.  Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)
	June 30, 2011	September 30, 2010

ASSETS
Cash and cash equivalents	$182,225	$200,637
Receivables, net	118,705	92,118
Inventories	161,127	130,949
Other current assets	48,625	33,316
Total current assets	510,682	457,020

Property and equipment, net	990,639	1,005,152
Goodwill	431,428	403,193
Other noncurrent assets	32,224	31,085
Total assets	$1,964,973	$1,896,450
LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$4,282	$6,321
Current maturities of lease finance obligations	7,926	7,024
Accounts payable	168,076	144,358
Other accrued liabilities	108,675	114,031
Total current liabilities	288,959	271,734

Long-term debt	751,618	753,020
Lease finance obligations	448,897	450,312
Deferred income taxes	71,761	38,388
Deferred vendor rebates	20,306	10,212
Other noncurrent liabilities	64,139	64,675
Total shareholders’ equity	319,293	308,109
Total liabilities and shareholders’ equity	$1,964,973	$1,896,450

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended		Nine Months Ended
	June 30, 2011	June 24, 2010	June 30, 2011	June 24, 2010

Adjusted EBITDA	$84,744	$84,648	$167,355	$173,007
Impairment charges	(3,420)	(3,406)	(4,217)	(265,138)
Loss on debt extinguishment	---	(786)	---	(786)
Interest expense, net	(21,776)	(22,338)	(65,314)	(66,924)
Depreciation and amortization	(29,573)	(29,889)	(87,760)	(89,472)
Income tax (expense) benefit	(11,023)	(10,211)	(3,578)	75,180
Net income (loss)	$18,952	$18,018	$6,486	$(174,133)

Adjusted EBITDA	$84,744	$84,648	$167,355	$173,007
Loss on debt extinguishment	---	(786)	---	(786)
Interest expense, net	(21,776)	(22,338)	(65,314)	(66,924)
Income tax (expense) benefit	(11,023)	(10,211)	(3,578)	75,180
Stock-based compensation expense	658	1,010	2,344	2,747
Changes in operating assets and liabilities	30,837	30,541	(23,257)	6,503
Provision (benefit) for deferred income taxes	10,650	(2,942)	22,864	(72,128)
Other	2,554	3,552	6,730	8,966
Net cash provided by operating activities	$96,644	$83,474	$107,144	$126,565

Additions to property and equipment, net	$(18,024)	$(28,992)	$(65,356)	$(58,088)
Acquisitions of businesses, net	--	---	(47,564)	(10)
Net cash used in investing activities	$(18,024)	$(28,992)	$(112,920)	$(58,098)

Net cash used in financing activities	$(3,036)	$(17,710)	$(12,636)	$(23,071)

Net increase (decrease) in cash	$75,584($(	$36,772	$(18,412)$	$45,396

	Quarter Ended			Quarter Ended
	June 30, 2011			June 24, 2010

	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS

Income, as reported	$29,975	$18,952	$0.84	$28,229	$18,018	$0.80
Impairment charges	3,420	2,091	0.09	3,406	1,656	0.07
Loss on debt extinguishment	---	---	---	786	481	0.02
Income, as adjusted	$33,395	$21,043	$0.93	$32,421	$20,155	$0.89

	Nine Months Ended			Nine Months Ended
	June 30, 2011			June 24, 2010

	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS

Income (loss), as reported	$10,064	$6,486	$0.29	$(249,313)	$(174,133)	$(7.80)
Impairment charges	4,217	2,578	0.11	265,138	185,549	8.31
Loss on debt extinguishment	---	---	---	786	481	0.02
Income, as adjusted	$14,281	$9,064	$0.40	$16,611	$11,897	$0.53